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                                                                      EXHIBIT 23


                          Independent Auditors' Consent

The Administrative Committee of SUPERVALU INC., and
SUPERVALU INC.:

We consent to incorporation by reference in the Registration Statement (No. 333-100913) on Form S-8 of SUPERVALU INC., of our report dated August 4, 2003, relating to the statements of net assets available for benefits of the SUPERVALU Pre-tax Savings and Profit Sharing Plan as of February 28, 2003 and 2002, and the related statements of changes in net assets available for benefits for the fiscal years then ended which report appears in the annual report on Form 11-K of the SUPERVALU Pre-tax Savings and Profit Sharing Plan for the fiscal year ended February 28, 2003.

/s/ KPMG LLP


Minneapolis, Minnesota
August 18, 2003